EXHIBIT 99.1

INVESTOR   Michael Becker
CONTACT:   Cytogen Corporation
           (609) 750-8289 or (267) 757-1219
           Email: mbecker@cytogen.com


    Cytogen Corporation Completes $5 Million Private Offering of Common Stock
                                      - - -
      State of Wisconsin Investment Board increases investment in Cytogen.


PRINCETON, N.J. (June 4, 2002) -- Cytogen Corporation (Nasdaq: CYTO), a biopharmaceutical company with an established and growing product line in prostate cancer and a subsidiary involved in signal transduction pathway research, today announced the completion of a private offering of 4,166,700 registered shares of common stock at $1.20 per share to the State of Wisconsin Investment Board. The aggregate proceeds of $5.0 million from this financing are intended to be used for general corporate purposes, principally working capital and capital expenditures. The Company did not utilize an investment banker or financial intermediary in this transaction.

"Although we were comfortable with our existing balance sheet position and growing revenues from our prostate cancer product franchise, we felt that additional funding would put us in a stronger position going into the second half of this year and into 2003, and was prudent in view of the current uncertain economic climate," said H. Joseph Reiser, Cytogen's president and chief executive officer. "This investment, following the recent launch of BrachySeed(TM) Pd-103, a next-generation radioactive seed implant for the treatment of localized prostate cancer in the United States, represents confidence in the progress and execution of our business strategy. We are certainly pleased that the State of Wisconsin Investment Board, our largest and longest-term institutional investor, continues to support Cytogen's plans for the future."

Prior to today's financing, Cytogen communicated that it believes cash resources, which totaled $16.8 million at the end of the first quarter of 2002, were sufficient to fund operations into 2003. Cytogen's estimated cash usage from operations for 2002 is expected to be in the range of $9.5 million to $10.5 million, of which $2.5 million was used in the first quarter of 2002.

"We are happy to make this additional investment in Cytogen," said John Nelson, Investment Director for the State of Wisconsin Investment Board. "Over the past several quarters, we have increased our equity position in Cytogen because we continue to be impressed with the caliber of management and progress achieved by the company, including their steady introduction of novel products for the treatment and staging of prostate cancer and increasing revenues."

The State of Wisconsin Investment Board manages investments of over $60 billion on behalf of 450,000 government employees and retirees.

About Cytogen Corporation

Cytogen Corporation of Princeton, NJ, is a biopharmaceutical company with an established and growing product line in prostate cancer and other areas of oncology. FDA-approved products include ProstaScint(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer); BrachySeed(TM) I-125 and Pd-103 (two uniquely designed, next-generation radioactive seed implants for the treatment of localized prostate cancer); and Quadramet(R) (a therapeutic radiopharmaceutical marketed for the relief of bone pain in prostate and other types of cancer). Cytogen is evolving a pipeline of oncology product candidates by developing its prostate specific membrane antigen, or PSMA, technologies, which are exclusively licensed from Memorial Sloan-Kettering Cancer Center. For more information, visit www.cytogen.com.

About AxCell Biosciences

AxCell Biosciences of Newtown, PA, a subsidiary of Cytogen Corporation, is engaged in the research and development of novel biopharmaceutical products using its growing portfolio of functional proteomics solutions and collection of proprietary signal transduction pathway information. Through the systematic and industrialized measurement of protein-to-protein interactions, AxCell is assembling ProChart(TM), a proprietary database of signal transduction pathway information that is relevant in a number of therapeutically important classes of molecules including growth factors, receptors and other potential protein therapeutics or drug targets. AxCell's database content and functional proteomics tools are available on a non-exclusive basis to biotechnology, pharmaceutical and academic researchers. AxCell is expanding and accelerating its research activities to further elucidate the role of novel proteins and pathways in ProChart(TM), through both external collaborations and internal data mining. For additional information on AxCell Biosciences, visit www.axcellbio.com.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Information in this press release, which is not historical, is forward looking and involves a number of risks and uncertainties. Investors are cautioned not to put any undue reliance on any forward-looking statement. The Company's actual results may differ materially from the Company's historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company's ability to carry out its business plan, to successfully develop and commercialize acceptance of its products such as ProChart(TM), ability to fund development necessary for existing products and for the pursuit of new product opportunities, the risk of whether products result from development activities, protection of its intellectual property portfolio, ability to integrate in-licensed products such as BrachySeed(TM), ability to establish and successfully complete clinical trials where required for product approval, the risk associated with obtaining the necessary regulatory approvals, shifts in the regulatory environment affecting sale of the Company's products such as third-party payor reimbursement issues, dependence on its partners for development of certain projects, the ability to obtain foreign regulatory approvals for products and to establish marketing arrangements in countries where approval is obtained, and other factors discussed in Form 10-K for the year ended December 31, 2001 and from time-to-time the Company's other filings with the Securities and Exchange Commission. The Company specifically disclaims any intention or duty to update any forward-looking statements, and these statements represent the Company's current outlook only as of the date given.

                                                          ###